Exhibit 99.1

PSB Announces Quarterly Earnings of $.77 Per Share

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported June 2010 quarterly earnings of $.77 per share on net income of $1,208,000 compared to earnings of $.56 per share on net income of $881,000 during the most recent March 2010 quarter and $.57 per share on net income of $883,000 during the prior year June 2009 quarter.

President Knitt announced, “Our June 2010 quarterly earnings per share were the highest seen since the December 2007 quarter which included a onetime gain of $.13 per share from a victory in Tax Court.  Excluding that December 2007 nonrecurring gain, June 2010 earnings of $.77 per share were record quarterly earnings for the Company.  However, due to ongoing volatility in both local and national economic conditions we cannot predict whether such elevated earnings can be sustained in the near term, although we are encouraged by the strength of our core operations compared to other peer banks.  Our strength is also reflected in the recently declared semi-annual dividend which continues a 46 year tradition of cash dividends to PSB shareholders and 25 consecutive years of increased dividends declared.”

During the six months ended June 30, 2010, earnings increased 10% to $1.33 per share on net income of $2,089,000 compared to earnings of $1.21 per share on net income of $1,889,000 during 2009.  Increased earnings year to date were due to higher net interest income, increased deposit service fees, and lower provision for loan losses which outpaced increased wage and benefit expense and a decline in mortgage banking income.  President Knitt further noted, “We continue to be cautiously optimistic on our credit risk profile and were able to work through some problem assets during the most recent quarter.  Total nonperforming assets declined slightly and were sustained at their lowest level since June 30, 2009.”

Total assets were $600.2 million at June 30, 2010 compared to $606.9 million at December 31, 2009, but increased from $581.8 million at June 30, 2009.  President Knitt commented, “Although total assets have remained near the $600 million milestone, total loans have increased $3.6 million since December 31, 2009 despite working through approximately $3.4 million of loans transferred to foreclosed assets or charged off during this period which offset net loan growth.  We continue to seek out and serve as a source of credit for business and real estate growth in our local markets.”

Return on average assets was .81% and .62% during the quarter ended June 30, 2010 and 2009, respectively.  Return on average stockholders’ equity was 11.08% and 8.41% during the quarter ended June 30, 2010 and 2009, respectively.

Return on average assets was .70% and .67% during the six months ended June 30, 2010 and 2009, respectively.  Return on average stockholders’ equity was 9.75% and 9.16% during the six months ended June 30, 2010 and 2009, respectively.

Balance Sheet Growth

Total assets were $600.2 million at June 30, 2010 compared to $601.1 million at March 31, 2010 and $581.8 million at June 30, 2009.  During the recent June 2010 quarter, commercial related loans increased $5.2 million and residential mortgage lending increased $1.2 million which was funded by a $9.0 million decline in cash and cash equivalents held.

During the June 2010 quarter, core deposits increased $4.2 million, but year to date continue to be $15.6 million less than the $329.8 million held at December 31, 2009.  June 2010 quarterly growth in core deposits was offset by a $5.3 million decline in retail certificates of deposit greater than $100,000 as local municipalities used maturing short-term certificates to fund operational needs.  During the June 2010 quarter, wholesale funding including brokered deposits, FHLB advances, and other borrowings declined $1.4 million to $164.6 million, or 27.4% of total assets, down from 27.6% of total assets at March 31, 2010.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $585,000 in the June 2010 quarter compared to $460,000 in the most recent March 2010 quarter and $600,000 in the prior year June 2009 quarter.  During the six months ended June 30, provision for loan losses was $1,045,000 in 2010 compared to $1,300,000 in 2009.  The provision for loan losses decreased during 2010 compared to the 2009 periods due to a stabilization of the average internal credit quality grades assigned to loans and identification of fewer new credits requiring large specific reserves.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid.

Nonperforming loans decreased $1.6 million during the quarter to total $9.6 million at June 30, 2010 from repayment of a $1.0 million loan and final foreclosure of a $2.1 million loan (discussed further below) offset by an increase of $1.5 million in new nonaccrual loans.  Foreclosed assets increased $1.2 million to $6.2 million at June 30, 2010 compared to $5.0 million at March 31, 2010 primarily from addition of a $1.7 million foreclosed loan net of $448,000 in charged off principal previously reserved.  Total nonperforming assets declined $341,000, or 2.1% to $15.8 million at June 30, 2010 from $16.2 million at March 31, 2010 primarily from repayment of the $1.0 million nonaccrual loan noted above.

Loss on foreclosed assets was $38,000 during the June 2010 quarter compared to $111,000 during the March 2010 quarter and $8,000 during June 2009 quarter.  The June 2010 quarterly loss on foreclosed assets included a net loss of $23,000 on sale of foreclosed properties with net book value of $488,000 during the quarter.  There were no significant sales of foreclosed properties during the March 2010 quarter but foreclosure losses were higher than the June 2010 quarter from payment of annual real tax and other holding expenses on foreclosed properties held.

PSB believes the decline in general credit quality and the economy in its local markets has stabilized although the timing and extent of future losses is uncertain.  Foreclosed property is expected to continue to increase during 2010 as PSB works through ongoing collection and foreclosure actions.  A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during 2010.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31,
(dollars in thousands)	2010	2009	2009

Nonaccrual loans	$ 9,614	$ 12,959	$ 13,298
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	–	736	–

Total nonperforming loans	9,614	13,695	13,298
Foreclosed assets	6,223	1,028	3,776

Total nonperforming assets	$ 15,837	$ 14,723	$ 17,074

Nonperforming loans as a % of gross loans	2.14%	3.11%	2.99%
Total nonperforming assets as a % of total assets	2.64%	2.53%	2.81%

Total nonperforming assets as a percentage of total assets was 2.64% at June 30, 2010 compared to 2.69% at March 31, 2010 and 2.53% at June 30, 2009.  Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses was 31.86%, 32.99%, and 31.80% at June 30, 2010, March 31, 2010, and June 30, 2009, respectively.  At June 30, 2010, all nonperforming assets aggregating $500,000 or more measured by gross principal outstanding (before specific loan reserves) represented 42% of all nonperforming assets as summarized in the following table.

Significant Nonperforming Assets at June 30, 2010
		Gross	Specific
Collateral Description	Asset Type	Principal	Reserves

Vacation home/recreational properties (four)	Foreclosed	2,050	n/a
Nonowner occupied multi use, multi-tenant retail RE	Foreclosed	1,700	n/a
Building supply inventory and accounts receivable	Nonaccrual	831	700
Out of area condo land development - participation	Foreclosed	792	n/a
Owner occupied restaurant and business assets	Nonaccrual	740	100
Nonowner occupied retail/office building rentals	Nonaccrual	605	–

Total listed assets		$ 6,718	$ 800
Total bank wide nonperforming assets		$ 15,837
Listed assets as a % of total nonperforming assets		42%

Annualized net loan charge-offs were .51% during the June 2010 quarter compared to .38% during the March 2010 quarter and .16% during the June 2009 quarter.  At June 30, 2010, the allowance for loan losses was $7,665,000 or 1.71% of total loans compared to $7,649,000, or 1.73% of total loans at March 31, 2010, and $6,496,000, or 1.47% of total loans at June 30, 2009.

At June 30, 2010, PSB’s internal credit grading system identified 18 separate loan relationships totaling $3.7 million against which $2.0 million in specific loan loss reserves were allocated.  At March 31, 2010, PSB’s internal credit grading system identified 17 separate loan relationships totaling $5.6 million against which $2.0 million in specific loan loss reserves were allocated.  During the June 2010 quarter, the total amount of loan principal with specific reserve allocations declined approximately $2.1 million from foreclosure of a loan discussed previously which was carried as foreclosed property of $1.7 million at June 30, 2010.

Capital and Liquidity

During the six months ended June 30, 2010, stockholders’ equity increased approximately $1.8 million from retained net income of $1.5 million, net of dividends of $565,000 declared, and an increase in net unrealized gains on securities available for sale of $231,000 after income tax effects.  Net book value per share at June 30, 2010 was $28.16 compared to $27.11 at December 31, 2009, and $26.47 at June 30, 2009, an increase of 6.4% during the past twelve months.  Average tangible stockholders’ equity was 6.90% of average assets during the six months ended June 30, 2010 compared to 6.92% during the same period ending June 30, 2009.

For regulatory purposes, the $7 million senior subordinated notes and $7.7 million junior subordinated debentures reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively.  The $7 million of senior subordinated notes were issued during 2009 to support commercial related loan growth.  PSB was considered “well capitalized” under banking regulations at June 30, 2010.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At June 30, 2010, unused (but available) wholesale funding was approximately $180 million, or 30% of total assets, compared to $188 million, or 31% of total assets at December 31, 2009.  Certain municipal securities held in PSB’s investment portfolio may also be available for pledging as collateral against repurchase agreements and FHLB advances under conditions dictated by the lender.  However, due to the difficulty and uncertainty of the amount ultimately available as collateral, unpledged municipal securities are not considered available for funding in PSB’s internal analysis of liquidity flexibility or in the figures reported as unused but available wholesale funding above.

PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis.  Although PSB has no Discount Window amounts outstanding, approximately 44% of unused but available liquidity at June 30, 2010 was represented by available Discount Window advances compared to 40% of available liquidity at December 31, 2009.

Net Interest Margin

Tax adjusted net interest income totaled $4,999,000 during the June 2010 quarter compared to $4,375,000 in the June 2009 quarter, an increase of 14.3%.  During the June 2010 quarter, a $1.0 million nonaccrual loan was repaid when the borrower refinanced with another lender.  During the nonaccrual period, the borrower continued to make periodic payments which were fully applied against principal in accordance with PSB policy for nonaccrual loans.  Upon repayment in full, PSB recovered those past payments as interest income, which increased net interest income by approximately $108,000 during the June 2010 quarter.  Separate from this problem loan repayment, approximately 34% of the increased net interest income ($173,000) was from increased earning asset volume and 66% ($343,000) was from increased net interest margin (rate).

Loan yield during the June 2010 quarter was 5.80% compared to 5.63% during March 2010 and 5.73% during June 2009.  Even if the $108,000 interest payment recorded from repayment of the $1.0 million nonaccrual loan noted above was disregarded, June 2010 quarterly loan yield would have been 5.70%, an increase in yield over the prior March 2010 quarter.  Funding costs continued to decline, falling to 2.17% during the June 2010 quarter compared to 2.28% in March 2010 and 2.66% in June 2009.  Year to date net interest margin was 3.42% during the six months ended June 30, 2010 compared to 3.25% during the same period in 2009 as loan yields have declined less than related funding costs.  During the upcoming quarter, loan and securities yield declines are expected to match declines in certificate of deposit funding costs resulting in September 2010 quarterly net interest margin similar to that seen for the six months ended June 30, 2010.

Noninterest and Fee Income

Total noninterest income for the quarter ended June 30, 2010 was $1,297,000 compared to $1,442,000 earned during the June 2009 quarter, a decline of $145,000, or 10%.  The decline was due to $213,000 lower mortgage banking income during 2010 compared to 2009, which saw historically low mortgage rates and a wave of customer loan refinancing.  In addition, PSB recognized a $122,000 gain on sale of a government guaranteed loan during the June 2009 quarter.  However, these declines were partially offset by increased service fee income of $145,000 as PSB introduced a revamped consumer overdraft protection product during the June 2010 quarter.  Parameters of the new overdraft protection product also generated increased charge-off of overdraft balances in the program from $21,000 in the June 2009 quarter to $51,000 in the June 2010 quarter.  Balance charge offs are recognized as other noninterest expense.  Pre-tax overdraft fee income, net of balance charge offs, was $636,000 during the six months ended June 30, 2010 and $442,000 during the equivalent period for 2009.

New Federal Reserve regulation over overdraft protection programs becomes effective during the September 2010 quarter for PSB.  The new rules require consumers to opt in to bank programs to provide overdraft protection.  Certain payments by consumers who do not opt into the bank’s overdraft program will not be paid by the bank, reducing overdraft fee income.  PSB expects overdraft income to decline due to the new rules.  In addition, recently enacted financial reform legislation is expected to decrease the amount of interchange income PSB collects on debit card and merchant payment activity, although the timing and extent of the reduction cannot yet be estimated.  During the six months ended June 30, card interchange revenue was $323,000 and $288,000 during 2010 and 2009, respectively.

Operating Expenses

Noninterest expenses totaled $3,801,000 during the June 2010 quarter compared to $3,817,000 during the prior June 2009 quarter, a decrease of $16,000.  However, the prior June 2009 quarter included a special FDIC insurance assessment totaling $264,000.  Prior to the special assessment and all other FDIC insurance premiums, June 2010 quarterly operating expenses increased $172,000, or 5.1%.  The most significant quarterly expense increase was for data processing expenses, up $95,000 as PSB converted and outsourced its core operating system to Jack Henry and Associates.  The new system, while increasing data processing costs, is expected to provide significant operating efficiencies and capacity for growth compared to the prior system maintained in house since 1997.

Year to date through June 30, 2010, total noninterest expense was $7,641,000 compared to $7,206,000 in 2009, an increase of $435,000, or 6.0%.  The majority of the increase was in employee salaries and benefits, which increased $318,000 or 8.4%.  Approximately $111,000 of the increase was from deferral of fewer direct loan origination wage costs during 2010 due to a decline in the number of new loan originations.  Data processing system conversion overtime and benefit costs also added approximately $75,000 to wages, with the remaining $132,000 of increased wages and benefits from annual inflationary pay increases and incentive plan growth based on actual and projected 2010 income and sales results.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com.  PSB stock is traded on the Over the Counter Bulletin Board Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2009.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
	Quarter ended – Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2010	2010	2009	2009	2009

Net income	$ 1,208	$ 881	$ 489	$ 738	$ 883
Basic earnings per share(3)	$ 0.77	$ 0.56	$ 0.31	$ 0.47	$ 0.57
Diluted earnings per share(3)	$ 0.77	$ 0.56	$ 0.31	$ 0.47	$ 0.57
Dividends declared per share(3)	$ 0.36	$ –	$ 0.35	$ –	$ 0.35
Net book value per share	$ 28.16	$ 27.67	$ 27.11	$ 27.60	$ 26.47
Semi-annual dividend payout ratio	27.04%	n/a	44.47%	n/a	28.90%
Average common shares outstanding	1,564,297	1,564,131	1,559,314	1,559,314	1,559,314

Balance sheet – average balances:

Loans receivable, net of allowances	$ 435,509	$ 436,989	$ 433,212	$ 432,237	$ 429,104
Total assets	$ 597,730	$ 603,988	$ 589,356	$ 588,180	$ 575,743
Deposits	$ 454,832	$ 457,055	$ 440,508	$ 441,741	$ 429,849
Stockholders’ equity	$ 43,737	$ 42,902	$ 43,233	$ 42,184	$ 42,118

Performance ratios:

Return on average assets(1)	0.81%	0.59%	0.33%	0.50%	0.62%
Return on avg. stockholders’ equity(1)	11.08%	8.33%	4.49%	6.94%	8.41%
Average tangible stockholders’ equity
to average assets(4)	7.03%	6.82%	7.01%	6.89%	6.97%
Net loan charge-offs to average loans(1)	0.51%	0.38%	0.72%	0.45%	0.16%
Nonperforming loans to gross loans	2.14%	2.53%	2.99%	2.21%	3.11%
Allowance for loan loss to gross loans	1.71%	1.73%	1.71%	1.54%	1.47%
	Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	31.86%	32.99%	35.49%	34.91%	31.80%
Net interest rate margin(1)(2)	3.57%	3.28%	3.43%	3.09%	3.23%
Net interest rate spread(1)(2)	3.31%	3.02%	3.12%	2.76%	2.90%
Service fee revenue as a percent of
average demand deposits(1)	3.67%	2.65%	2.51%	2.76%	2.64%
Noninterest income as a percent
of gross revenue	14.79%	13.14%	17.30%	14.18%	16.45%
Efficiency ratio(2)	60.37%	67.55%	64.17%	64.13%	65.62%
Noninterest expenses to avg. assets(1)	2.55%	2.58%	2.74%	2.40%	2.66%

Stock price information:

High	$ 22.50	$ 22.50	$ 19.00	$ 23.00	$ 23.75
Low	$ 19.20	$ 15.05	$ 15.05	$ 18.00	$ 17.00
Market value at quarter-end	$ 20.00	$ 20.00	$ 15.05	$ 19.50	$ 23.50

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(dollars in thousands,	June 30,		June 30,
except per share data – unaudited)	2010	2009	2010	2009

Interest and dividend income:
Loans, including fees	$ 6,372	$ 6,186	$ 12,501	$ 12,349
Securities:
Taxable	779	805	1,534	1,616
Tax-exempt	317	332	645	687
Other interest and dividends	5	1	7	3

Total interest and dividend income	7,473	7,324	14,687	14,655

Interest expense:
Deposits	1,787	2,240	3,670	4,584
FHLB advances	468	577	928	1,166
Other borrowings	168	168	399	353
Senior subordinated notes	142	57	284	57
Junior subordinated debentures	113	114	226	227

Total interest expense	2,678	3,156	5,507	6,387

Net interest income	4,795	4,168	9,180	8,268
Provision for loan losses	585	600	1,045	1,300

Net interest income after provision for loan losses	4,210	3,568	8,135	6,968

Noninterest income:
Service fees	497	352	845	688
Mortgage banking	283	496	546	1,253
Gain on sale of loan	–	122	–	122
Investment and insurance sales commissions	205	151	344	244
Net loss on sale and write-down of securities	(20)	–	(20)	–
Loss on disposal of premises and equipment	–	–	–	(98)
Increase in cash surrender value of life insurance	103	102	204	203
Other noninterest income	229	219	469	398

Total noninterest income	1,297	1,442	2,388	2,810

Noninterest expense:
Salaries and employee benefits	2,058	2,029	4,110	3,792
Occupancy and facilities	480	443	1,014	985
Loss on foreclosed assets	38	8	149	22
Data processing and other office operations	324	229	558	484
Advertising and promotion	79	105	153	178
FDIC insurance premiums	241	429	473	595
Other noninterest expenses	581	574	1,184	1,150

Total noninterest expense	3,801	3,817	7,641	7,206

Income before provision for income taxes	1,706	1,193	2,882	2,572
Provision for income taxes	498	310	793	683

Net income	$ 1,208	$ 883	$ 2,089	$ 1,889
Basic earnings per share	$ 0.77	$ 0.57	$ 1.34	$ 1.21
Diluted earnings per share	$ 0.77	$ 0.57	$ 1.33	$ 1.21

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2010 unaudited, December 31, 2009 derived from audited financial statements
	June 30,	December 31,
(dollars in thousands, except per share data) - Unaudited	2010	2009
Assets

Cash and due from banks	$ 9,211	$ 15,010
Interest-bearing deposits and money market funds	2,341	$ 731
Federal Funds sold	–	10,596

Cash and cash equivalents	11,552	26,337

Securities available for sale (at fair value)	107,958	106,185
Loans held for sale	494	–
Loans receivable, net of allowance for loan losses	441,208	437,633
Accrued interest receivable	2,247	2,142
Foreclosed assets	6,223	3,776
Premises and equipment, net	10,550	10,283
Mortgage servicing rights, net	1,163	1,147
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,693	10,489
Other assets	4,820	5,612

TOTAL ASSETS	$ 600,158	$ 606,854

Liabilities

Non-interest-bearing deposits	$ 54,718	$ 60,003
Interest-bearing deposits	400,126	398,728

Total deposits	454,844	458,731

Federal Home Loan Bank advances	57,434	58,159
Other borrowings	24,864	28,410
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,238	4,552

Total liabilities	556,112	564,584

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized - 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,564,297 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares		1,751
Additional paid-in capital	5,485	5,599
Retained earnings	39,872	38,348
Accumulated other comprehensive income	2,007	1,776
Treasury stock, at cost – 187,134 and 192,117 shares, respectively	(5,069)	(5,204)

Total stockholders’ equity	44,046	42,270

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 600,158	$ 606,854

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended June 30,

		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 443,263	$ 6,413	5.80%	$ 435,247	$ 6,222	5.73%
Taxable securities	73,245	779	4.27%	65,916	805	4.90%
Tax-exempt securities(2)	35,419	480	5.44%	36,431	503	5.54%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	7,185	5	0.28%	2,430	1	0.17%

Total(2)	562,362	7,677	5.48%	543,274	7,531	5.56%

Non-interest-earning assets:
Cash and due from banks	8,900			12,423
Premises and equipment, net	10,457			10,542
Cash surrender value insurance	10,630			10,110
Other assets	13,135			5,537
Allowance for loan losses	(7,754)			(6,143)

Total	$ 597,730			$ 575,743

Liabilities & stockholders’ equity
Interest-bearing liabilities:

Savings and demand deposits	$ 120,235	$ 351	1.17%	$ 98,471	$ 348	1.42%
Money market deposits	92,559	260	1.13%	70,298	238	1.36%
Time deposits	187,703	1,176	2.51%	207,563	1,654	3.20%
FHLB borrowings	57,434	468	3.27%	62,835	577	3.68%
Other borrowings	23,352	168	2.89%	26,040	168	2.59%
Senior subordinated notes	7,000	142	8.14%	2,834	57	8.07%
Junior subordinated debentures	7,732	113	5.86%	7,732	114	5.91%

Total	496,015	2,678	2.17%	475,773	3,156	2.66%

Non-interest-bearing liabilities:
Demand deposits	54,335			53,517
Other liabilities	3,643			4,335
Stockholders’ equity	43,737			42,118

Total	$ 597,730			$ 575,743

Net interest income		$ 4,999			$ 4,375
Rate spread			3.31%			2.90%
Net yield on interest-earning assets			3.57%			3.23%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six months ended June 30,

		2010			2009
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 444,111	$ 12,583	5.71%	$ 430,971	$ 12,419	5.81%
Taxable securities	70,778	1,534	4.37%	65,552	1,616	4.97%
Tax-exempt securities(2)	36,445	977	5.41%	37,263	1,041	5.63%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	10,854	7	0.13%	2,821	3	0.21%

Total (2)	565,438	15,101	5.39%	539,857	15,079	5.63%

Non-interest-earning assets:
Cash and due from banks	9,184			12,501
Premises and equipment, net	10,388			10,685
Cash surrender value insurance	10,579			10,059
Other assets	12,840			5,345
Allowance for loan losses	(7,742)			(5,881)

Total	$600,687			$ 572,566

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 122,439	$ 680	1.12%	$ 102,329	$ 715	1.41%
Money market deposits	93,951	574	1.23%	69,826	460	1.33%
Time deposits	185,799	2,416	2.62%	204,365	3,409	3.36%
FHLB borrowings	58,021	928	3.23%	62,873	1,166	3.74%
Other borrowings	25,201	399	3.19%	25,881	353	2.75%
Senior subordinated notes	7,000	284	8.18%	1,425	57	8.07%
Junior subordinated debentures	7,732	226	5.89%	7,732	227	5.92%

Total	500,143	5,507	2.22%	474,431	6,387	2.71%

Non-interest-bearing liabilities:
Demand deposits	53,755			52,156
Other liabilities	3,599			4,394
Stockholders’ equity	43,190			41,585

Total	$ 600,687			$ 572,566

Net interest income		$ 9,594			$ 8,692
Rate spread			3.17%			2.92%
Net yield on interest-earning assets			3.42%			3.25%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.